Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 2

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of September 13, 2017, by and among, CBS Corporation, a Delaware corporation (“CBS”), CBS Radio Inc., a Delaware corporation and a wholly owned subsidiary of CBS (“Radio”), Entercom Communications Corp., a Pennsylvania corporation (“Acquiror”), and Constitution Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“Merger Sub”). Reference is made to that certain Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of February 2, 2017 and amended as of July 10, 2017, by and among CBS, Radio, Acquiror and Merger Sub. Terms defined in the Merger Agreement as amended hereby and not otherwise defined herein are used with the meaning so defined in the Merger Agreement.

WHEREAS, CBS, Radio, Acquiror and Merger Sub are parties to the Merger Agreement;

WHEREAS, CBS desires that, prior to seeking to have the Radio Registration Statement declared effective by the SEC as required pursuant to Section 7.4(b) of the Merger Agreement, the conditions in Sections 8.1(b) and 8.1(c) of the Merger Agreement (the “Regulatory Conditions”) shall have been satisfied;

WHEREAS, Acquiror is willing to accommodate CBS and temporarily delay obtaining Acquiror Shareholder Approvals until after the Regulatory Conditions have been satisfied (understanding such delay could extend beyond November 2, 2017); and

WHEREAS, to facilitate the foregoing, pursuant to Section 10.7 of the Merger Agreement, CBS, Radio, Acquiror and Merger Sub desire to amend, and do hereby amend, the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained in the Merger Agreement and contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.1    Representations and Warranties.

(a) Each of CBS and Radio represents and warrants to Acquiror and Merger Sub that this Amendment (i) has been duly and validly executed and delivered by CBS and Radio and (ii) assuming the due authorization, execution and delivery by the other parties, constitutes the legal, valid and binding obligation of CBS and Radio, enforceable against CBS and Radio in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(b) Each of Acquiror and Merger Sub represents and warrants to CBS and Radio that this Amendment (i) has been duly and validly executed and delivered by Acquiror and Merger Sub and (ii) assuming the due authorization, execution and delivery by the other parties, constitutes the legal, valid and binding obligation of Acquiror and Merger, enforceable against it in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

1.2    Section 9.1(b). Section 9.1(b) of the Merger Agreement shall be amended and restated in its entirety to read as follows:

“by either CBS or Acquiror, upon written notice to the other Party, if the Effective Time shall not have occurred on or before January 31, 2018 (such date, as may be so extended pursuant to this Section 9.1(b), the “Termination Date”); provided that if the Merger has not been consummated by November 2, 2017 and the conditions set forth in Section 8.1(b) or Section 8.1(c) have not been satisfied by November 2, 2017, either CBS or Acquiror may extend the Termination Date until May 2, 2018 by written notice to the other; provided, however, that the right to terminate or extend this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to perform or observe in any material respect any covenant, obligation or other agreement contained in this Agreement has been the primary cause of, or has resulted in, the failure of the Effective Time to occur on or before the Termination Date; provided, further, the right to terminate or extend this Agreement under this Section 9.1(b) shall not be available to CBS on or after January 31, 2018 in the event that Section 8.1(b), Section 8.1(c), Section 8.1(e) and Section 8.1(f) have been satisfied on or prior to the Termination Date.”

1.3    Section 7.4(a). Section 7.4(a) of the Merger Agreement shall be amended by the insertion of the following sentence at the end of Section 7.4(a):

“Notwithstanding the foregoing or the obligations set forth in Section 7.4(c), in no event shall Acquiror be required to mail, or cause to be mailed, the Proxy Statement/Prospectus or request that the SEC declare the Acquiror Registration Statement effective until after Radio has requested that the SEC declare the Radio Registration Statement effective.”

1.4    Section 7.4(b). Section 7.4(b) of the Merger Agreement shall be amended by the insertion of the following sentence at the end of Section 7.4(b):

“Notwithstanding the foregoing, in no event shall Radio be required to have the Radio Registration Statement declared effective until the first date after the satisfaction of the conditions set forth in Sections 8.1(b) and 8.1(c) that it is reasonably practicable to have had the Radio Registration Statement declared effective, but only to the extent such date is on or prior to January 31, 2018.”

1.5    Successors and Assigns. This Amendment shall be binding on the parties hereto and their respective successors and permitted assigns.

1.6    No Other Amendments. Except for the amendments expressly set forth in this Amendment, the Agreement shall remain unchanged and in full force and effect.

1.7    Governing Law. The rights and obligations of the parties shall be governed by, and this Amendment shall be interpreted, construed and enforced in accordance with, the laws of the State of Delaware, excluding its conflict of laws rules to the extent such rules would apply the law of another jurisdiction.

1.8    Rules of Construction. The parties acknowledge that each party has read and negotiated the language used in this Amendment. The parties agree that, because all parties participated in negotiating and drafting this Amendment, no rule of construction shall apply to this Amendment which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Amendment. All references in the Merger Agreement to “this Agreement”, “hereof”, “hereby” and words of similar import shall refer to the Merger Agreement as amended hereby.

1.9    Exhibits and Schedules. The Schedules attached hereto shall be deemed to be a part of this Amendment and is fully incorporated in this Amendment by this reference.

1.10    Counterparts. This Amendment may be signed in any number of counterparts, including facsimile copies thereof or electronic scan copies thereof delivered by electronic mail, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures Pages Follow]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on its behalf by its representative thereunto duly authorized all as of the date first written above.

CBS CORPORATION

By:	/s/ Joseph R. Ianniello
Name:	Joseph R. Ianniello
Title:	Chief Operating Officer

CBS RADIO INC.

By:	/s/ Joseph R. Ianniello
Name:	Joseph R. Ianniello
Title:	Executive Vice President and Treasurer

ENTERCOM COMMUNICATIONS CORP.

By:	/s/ David J. Field
Name:	David J. Field
Title:	President and Chief Executive Officer

CONSTITUTION MERGER SUB INC.

By:	/s/ David J. Field
Name:	David J. Field
Title:	President

[Signature Page to Amendment No. 2 to Merger Agreement]